Press Release For Release May 5, 2008 NYSE Trading Symbol: UDR	Contact: Larry Thede Phone: 720.283.2450	Email: Web:	ir@udr.com www.udr.com

UDR ANNOUNCES FIRST QUARTER 2008 RESULTS

•	Achieved 15th consecutive quarter of revenue growth

•	Delivered 7.7 percent same community net operating income (NOI) growth

•	Closed $1.7 billion portfolio sale of 25,684 homes

•	Completed $580 million of acquisitions

•	Delivered two new developments with 522 homes and completed full renovation of 848 homes in three communities

DENVER, CO (May 5, 2008) UDR, Inc. (NYSE: UDR) today reported Funds From Operations (“FFO”) of $57.0 million, or $0.40 per diluted share, for the quarter ended March 31, 2008, versus $57.8 million, or $0.39 per diluted share, for the same period a year ago.

“We’re off to a strong start in 2008,” said Thomas W. Toomey, President and Chief Executive Officer. “Our $1.7 billion portfolio sale, which closed March 3rd, has enabled us to focus our portfolio in attractive markets and has given us the financial flexibility to acquire new communities, fund our development and redevelopment activities, pay down debt, and repurchase stock.

“We’re already seeing the benefits of this transaction,” Toomey added. “In the first quarter, we were able to acquire a number of new communities, execute on redevelopment and development activities and deliver industry leading net operating income growth.”

Operating Performance and Same-community Results
First Quarter 2008 vs. First Quarter 2007

	Revenue	Expense	NOI	% of Same-community
Region	Growth	Growth	Growth	Portfolio*
Western	6.6%	-2.1%	10.7%	48.9%
Mid-Atlantic	5.5%	3.3%	6.5%	24.5%
Southeastern	1.4%	-1.1%	2.8%	22.5%
Southwestern	5.4%	-0.8%	9.0%	4.1%
Total	5.0%	-0.5%	7.7%	100.0%

• Based on YTD 2008 NOI. During the first quarter, 32,342 apartment homes, or 77 percent of total apartment homes, were classified as same-community. The Company defines same-community as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Same-community Results
($ in thousands, except rents & fees and total income per occupied home)
	1st Qtr '08 1st Qtr '07		Change (%)
Rent and other income	$107,957	$104,335	3.5
Concessions	383	1,795	-78.7
Bad debt	413	486	-15.0

Total income	107,161	102,054	5.0
Expenses	33,654	33,818	-0.5

Net operating income	$73,507	$68,236	7.7

Total income per occupied home	$1,168	$1,119	4.4
Average physical occupancy (%)	94.6	94.0	60 bps
Operating margin (%)	68.6	66.9	170 bps
Resident credit loss, % of effective rent	0.4	0.5	-10 bps

Comparing first quarter 2008 to first quarter 2007 on a same-community basis, 86 percent of the mature markets generated revenue growth.

Same-community Results, Quarter/Sequential Quarter
($ in thousands, except rents & fees and total income per occupied home)
	1st Qtr '08	4th Qtr '07	Change (%)

Rent and other income	$107,957	$107,650	0.3
Concessions	383	786	-51.3
Bad debt	413	473	-12.7

Total income	107,161	106,391	0.7
Expenses	33,654	32,031	5.1

Net operating income	73,507	74,360	-1.1

Total income per occupied home	$1,168	$1,163	0.4
Average physical occupancy (%)	94.6	94.4	20 bps
Operating margin (%)	68.6	69.9	-130 bps
Resident credit loss, % of effective rent	0.4	0.4	0 bps

Comparing first quarter 2008 to fourth quarter 2007 on a same-community basis, 73 percent of the mature markets generated revenue growth.

Overview

The Company continued to execute on its strategic plan in the first quarter. Key initiatives were completed in the areas of strengthening the Company’s portfolio, redevelopment, development and operations. Progress is described below and will be discussed during the Company’s May 6, 2008 conference call.

Strengthen Our Portfolio

As previously announced, on March 3, 2008, the Company completed the sale of 25,684 apartment homes in 86 communities for $1.7 billion. During the first quarter, the Company used funds from the transaction to complete $580 million of acquisitions, pay down $353 million of debt and other liabilities and repurchase 4.4 million shares of common stock at an average price of $23.33 per share.  Of the remaining proceeds, $200 million is in the form of a note receivable bearing interest at 7.5 percent and the balance is expected to be used for a combination of additional property acquisitions, share repurchases and a potential special dividend.

In the first quarter, the Company completed the following acquisitions:

Community	Location	Year Built	# Homes	Appx. Mo. Rev.	% Occ. 3/31/08
Edgewater	San Francisco, CA	2007	193	$3,000	98.0
Delancey at Shirlington Village	Arlington, VA	2007	241	$2,000	75.0
Circle Towers	Fairfax, VA	1972	606	$1,510	92.9
Dulaney Crescent	Towson, MD	2003	264	$1,400	96.2
The Place at Millennia	Orlando, FL	2007	371	$1,210	54.0
Legacy Apartment Portfolio	Plano, TX	2006	1,043	$1,000	92.3

“We were able to utilize exchange funds for $520 million of these acquisitions,” said Mark Wallis, Senior Executive Vice President. “These are great additions to our portfolio, consistent with our strategy to increase our presence in markets where job growth expectations are high and home affordability is low. Each community affords us a unique opportunity to create value, and together, they strengthen our presence in our target markets, including the DC corridor and the Pacific Coast,” he added.

Redevelopment Update

During the first quarter of 2008, UDR completed the redevelopment of three communities totaling 848 homes, including 209 renovated homes at Breyley in Clearwater, FL; 253 at Gayton Pointe Townhomes, in Richmond, VA; and 386 at Polo Park in Nashville, TN. The Company invested $41.5 million renovating these homes and expects to grow monthly rent by nearly $300 per month above pre-redevelopment rents, grow stabilized NOI by 63 percent and create an estimated $28 million of value, net of costs.

Development Update

At March 31, 2008, UDR’s development pipeline totaled $2.6 billion. Approximately six percent of the pipeline is in lease-up, 35 percent is under construction and three percent is in land.  The remaining 56 percent includes operating properties generating NOI. The Company has discretion to commence development or continue operating those properties depending on market conditions.

During the first quarter, UDR completed a 202-home development, RIACHI at One21, in Plano, Texas. Cost of the development was $18.3 million, or approximately $90,500 per home. The property is currently 90.6 percent leased, with average monthly rent of $1003 per home. In addition, lease-up is underway at Tiburon, a 320-home community in Houston, Texas. Cost of development was $21.0 million, or $68,750 per home. Tiburon is currently 66.3 percent leased, at an average monthly rent of $910.

In the first quarter, the City of Addison, Texas, approved a $39.9 million contribution to the development of UDR’s Vitruvian Park project. This development, which the Company expects to complete in several phases with one or more institutional investors, involves new construction of more than 5,000 apartment homes, as well as office and retail space, on a 100-acre site in the Dallas submarket of Addison. The Company completed the land assemblage in mid-2007.

Operations Update

The Company reported a 7.7 percent year over year increase in same community net operating income. Same community revenues increased 5.0 percent and expenses fell 0.5 percent. First quarter average total monthly income per home was $1,168, up 4.4 percent compared to a year ago; occupancy was 94.6 percent versus 94.0 percent; and operating margin was 68.9 percent versus 66.9 percent. Fourteen of the Company’s 22 markets posted revenue growth exceeding 5 percent, with nine of these markets experiencing revenue growth exceeding 6 percent.

The Company continued to advance its use of the Internet as its primary leasing channel. In April, UDR launched the first multi-family industry mobile phone application (http://udrapartments.mobi) that allows apartment searchers to use a mobile device to place a hold on an apartment any time, from any place. This new application couples front-end apartment search and online reservations processes with backend systems to provide real-time apartment pricing, confirm reservations and forward prospect information directly to a sales associate. This application not only enables UDR to deliver a secure, state-of-the-art search experience for millions of mobile appliance users, it is also expected to enhance sales force productivity and operational efficiency at the Company.

Capital Markets Update

On March 17, 2008, the Company announced that it had closed a two-year unsecured term loan facility. $200 million of the loan was swapped to a fixed rate of 3.61 percent through February 1, 2010 and the remaining $40 million floats at LIBOR plus a spread of 85 basis points. Proceeds were used to redeem $200 million of 4.5 percent medium term notes that were due in March, 2008, and the remaining $40 million will be used for general corporate purposes.

Also in the first quarter, UDR announced that its Board of Directors has authorized increasing its share repurchase program by 15 million shares. This increase gives the Company the ability to repurchase a total of approximately 22 million shares. Year-to-date, the Company has repurchased 5.3 million shares of its common stock, at an average price of $23.50 per share, for a total of 8.6 million shares repurchased under the share repurchase program

2008 Guidance

For full year 2008, the Company is estimating FFO of $1.50 to $1.55 per diluted share (excluding potential gains on sales from its RE3 subsidiary) vs. prior guidance of $1.50 to $1.60. The tighter range reflects projected lower interest income on cash balances from the $1.7 billion portfolio sale, updated share repurchase economics and dilution from reinvesting proceeds into communities currently in lease-up. Same-store guidance is unchanged with expected revenue growth of 4.0 to 4.5 percent, expense growth of 3.0 to 3.5 percent, and net operating income growth of 5.0 to 5.5 percent. All guidance is based on the current expectations and judgment of the Company’s management team.

Conference Call Information

Date: May 6, 2008
Time: 1:00 p.m. Eastern Time

To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 800-218-0204
International: 303-262-2190
If you have any questions, please contact:
Rebecca Winning: 720-283-6121
E-mail: rwinning@udr.com

Conference Call Playback:
Domestic: 800-405-2236
International: 303-590-3000
Passcode: 11111595#
The playback can be accessed through May 15, 2008.

Webcast and Podcast:
The conference call will also be available on UDR’s website at www.udr.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay and downloadable podcast of the call will also be available for 90 days on UDR’s website.

Full Text of the Earnings Report and Supplemental Data

•	Internet — The full text of the earnings report and supplemental data will be available immediately following the earnings release to the wire services on May 5, 2008 at the UDR web site, at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=103025

•	Mail — For those without Internet access, the first quarter 2008 earnings release will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6121.

UDR Investor Day and Property Tour Scheduled for June 2 & 3, 2008

UDR will hold its 2008 Investor Day and Property Tour on June 2nd and 3rd at the DoubleTree Hotel Crystal City in Arlington, VA. The Company plans to discuss its business strategy, performance and future outlook beginning at 2:00 p.m. EST Monday, June 2nd, followed by cocktails and dinner at 6:00 p.m. On Tuesday, June 3, beginning at 8:00 a.m., the Company will host a tour of three UDR communities in Metro DC. For additional information and to register for the event, please visit the Investor Relations section of the UDR Website at www.udr.com.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2008, UDR owned 43,559 apartment homes and had 5,496 homes under development and another 738 homes under contract for development in its pre-sale program. For over 30 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, including expectations that the Company will be able to secure one of more institutional investor-partners, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, exceptions on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Attachment 1
UDR
Consolidated Statements of Operations
(Unaudited)

		Three Months Ended
		March 31,

In thousands, except per share amounts		2008	2007
	-
Rental income		$125,565	$121,406
Rental expenses:
Real estate taxes and insurance		13,499	14,484
Personnel		11,642	11,117
Utilities		6,979	7,018
Repair and maintenance		6,696	6,534
Administrative and marketing		3,238	3,050
Property management		3,453	3,339
Other operating expenses		1,004	311

		46,511	45,853
Non-property income:
Other income		5,518	5,012

		5,518	5,012
Other expenses:
Real estate depreciation and amortization		52,435	44,470
Interest		35,791	39,726
General and administrative		9,769	9,892
Other depreciation and amortization		929	722

		98,924	94,810
Loss before minority interests and discontinued operations		(14,352)	(14,245)
Minority interests of outside partnerships		(59)	(30)
Minority interests of unitholders in operating partnerships		1,126	1,034

Loss before discontinued operations, net of minority interests		(13,285)	(13,241)
Income from discontinued operations, net of minority interests (1)		738,544	45,073

Net income		725,259	31,832
Distributions to preferred stockholders — Series B		-	(2,911)
Distributions to preferred stockholders — Series E (Convertible)		(931)	(931)
Distributions to preferred stockholders — Series G		(2,278)	-

Net income available to common stockholders		$722,050	$27,990

Earnings per weighted average common share — basic:
Loss from continuing operations available to common stockholders,
net of minority interests		($0.13)	($0.13)
Income from discontinued operations, net of minority interests		$5.61	$0.34
Net income available to common stockholders		$5.48	$0.21
Earnings per weighted average common share — diluted:
Loss from continuing operations available to common stockholders,
net of minority interests		($0.13)	($0.13)
Income from discontinued operations, net of minority interests		$5.61	$0.34
Net income available to common stockholders		$5.48	$0.21
Common distributions declared per share		$0.3300	$0.3300
Weighted average number of common shares outstanding — basic		131,665	134,511
Weighted average number of common shares outstanding — diluted		131,665	134,511
(1) Discontinued operations represents all properties sold and properties that are currently classified as held for disposition at March 31, 2008, except for nine operating properties sold to a joint venture in the fourth quarter of 2007 that have been included in continuing operations in accordance with the provisions of FAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and EITF No. 03-13.

Attachment 2
UDR
Funds From Operations
(Unaudited)
	Three Months Ended
	March 31,

In thousands, except per share amounts	2008	2007

Net income	$725,259	$31,832
Continuing Operations:
Distributions to preferred stockholders	(3,209)	(3,842)
Real estate depreciation and amortization	52,435	44,470
Minority interests of unitholders in operating partnerships	(1,126)	(1,034)
Contribution of unconsolidated joint ventures	371	265
Subsidiary investment income	374	(112)
Income tax benefit	(1,265)	(4,350)
Discontinued Operations:
Real estate depreciation	—	19,690
Minority interests	49,909	2,730
Net gains on the sale of depreciable property	(767,146)	(37,070)
RE3 gain on sales, net of taxes	449	4,363
Funds from operations (“FFO”) — basic	$56,051	$56,942

Distribution to preferred stockholders — Series E (Convertible)	931	931
Funds from operations — diluted	$56,982	$57,873

Weighted average number of common shares and OP Units outstanding — basic	140,628	142,713
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted	144,014	149,227
FFO per common share — basic	$0.40	$0.40

FFO per common share — diluted	$0.40	$0.39

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

RE3 tax benefits and gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation. We consider FFO with RE3 gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produce profits which differ from the traditional long-term investment in real estate for REITs.

Attachment 3
UDR
Consolidated Balance Sheets
(Unaudited)
In thousands, except share and per share amounts	March 31,	December 31,
	2008	2007

ASSETS
Real estate owned:
Real estate held for investment	$4,757,850	$4,131,881
Less: accumulated depreciation	(874,645)	(822,831)

	3,883,205	3,309,050
Real estate under development
(net of accumulated depreciation of $798 and $963)	349,454	343,768
Real estate held for disposition
(net of accumulated depreciation of $19,614 and $547,965)	55,436	927,964

Total real estate owned, net of accumulated depreciation	4,288,095	4,580,782
Cash and cash equivalents	60,187	3,219
Restricted cash	9,082	6,295
Deferred financing costs, net	34,327	34,136
Notes receivable	219,807	12,655
Investment in unconsolidated joint ventures	47,801	48,264
Funds held in escrow from IRC Section 1031 exchanges pending the acquisition of real estate	348,297	56,217
Other assets	60,765	54,636
Other assets — real estate held for disposition	1,844	4,917

Total assets	$5,070,205	$4,801,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,146,532	$910,611
Secured debt — real estate held for disposition	4,915	227,325
Unsecured debt	2,027,800	2,364,740
Real estate taxes payable	15,209	8,808
Accrued interest payable	26,953	27,999
Security deposits and prepaid rent	26,729	21,897
Distributions payable	47,777	49,152
Deferred gains on the sale of depreciable property	28,803	28,690
Accounts payable, accrued expenses, and other liabilities	38,100	51,989
Other liabilities — real estate held for disposition	3,183	28,468
Total liabilities	3,366,001	3,719,679
Minority interests	107,549	62,049
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2007)	46,571	46,571
5,400,000 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (5,400,000 shares at December 31, 2007)	135,000	135,000
Common stock, $0.01 par value; 250,000,000 shares authorized
129,360,822 shares issued and outstanding (133,317,706 shares at December 31, 2007)	1,294	1,333
Additional paid-in capital	1,520,670	1,620,541
Distributions in excess of net income	(103,799)	(783,238)
Accumulated other comprehensive loss, net	(3,081)	(814)
Total stockholders’ equity	1,596,655	1,019,393

Total liabilities and stockholders’ equity	$5,070,205	$4,801,121